Exhibit (k)(4)
BNP Paribas Prime Brokerage, Inc.
(SEC I.D. No. 8-40490)
STATEMENT OF FINANCIAL CONDITION
FOR THE YEAR ENDED DECEMBER 31, 2013
AND
INDEPENDENT AUDITORS’ REPORT
AND
SUPPLEMENTAL REPORT ON INTERNAL CONTROL
Filed pursuant to Rule 17a-5(e)(3) under the Securities Exchange
Act of 1934 and Regulation 1.10(a) under the Commodity Exchange Act as a Public Document.

[PricewaterhouseCoopers Letterhead]
Independent Auditor’s Report
To the Board of Directors and Stockholder of
BNP Paribas Prime Brokerage, Inc.
We have audited the accompanying statement of financial condition of BNP Paribas Prime Brokerage, Inc. as of December 31, 2013.
Management’s Responsibility for the Statement of Financial Condition
Management is responsible for the preparation and fair presentation of the statement of financial condition in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of a statement of financial condition that is free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on the statement of financial condition based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of financial condition. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the statement of financial condition, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the statement of financial condition in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of financial condition. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the accompanying statement of financial condition presents fairly, in all material respects, the financial position of BNP Paribas Prime Brokerage, Inc. at December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.
/s/ PricewaterhouseCoopers LLP
February 28, 2014

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Statement of Financial Condition
As of December 31, 2013
(in thousands, except for share amounts)

Assets
Cash and cash equivalents	$59,377
Cash deposited with clearing organizations, cash and securities segregated under federal and other regulations	1,270,281
Receivable from brokers, dealers and clearing organizations	30,049,022
Securities borrowed	21,530,126
Receivable from customers	7,420,468
Securities owned – at fair value	528,707
Securities received as collateral	1,491,715
Other assets	33,240

Total Assets	$62,382,936

Liabilities and Stockholder’s Equity

Liabilities

Securities loaned	$30,798,171
Securities sold under agreements to repurchase	18,171,388
Payable to customers	7,190,138
Payable to brokers, dealers and clearing organizations	662,522
Short-term borrowings	335,807
Obligation to return securities received as collateral	1,491,715
Accrued expenses and other liabilities	96,278

Total Liabilities	58,746,019

Liabilities subordinated to the claims of general creditors	3,166,000

Stockholder’s Equity	470,917

Total Liabilities and Stockholder’s Equity	$62,382,936

The accompanying notes are an integral part of the Statement of Financial Condition.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
1.	Organization and Nature of Business

BNP Paribas Prime Brokerage, Inc. (the “Company” or “PBI”) is a wholly owned subsidiary of BNP Paribas North America, Inc. (“BNPPNA”), the ultimate parent of which is BNP PARIBAS (“BNPP”).

The Company is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934. PBI is also registered as a futures commission merchant (“FCM”) with the Commodity Futures Trading Commission (“CFTC”), under the Commodity Exchange Act. In addition, the Company is a member of the Financial Industry Regulatory Authority (“FINRA”), the New York Stock Exchange (“NYSE”), the New York Mercantile Exchange (“NYMEX”), the National Futures Association (“NFA”) and the ICE Clear US & ICE Clear Europe (“ICE”) and various other commodity exchanges. The Company provides prime brokerage and FCM services. Prime brokerage services include secured financing, securities settlement, custody, capital introduction, and securities lending to hedge funds, investment companies, affiliates and others. FCM services include commodity clearing and execution services to various institutional customers, including affiliates.

2.	Significant Accounting Policies

Basis of Presentation and Use of Estimates

The preparation of Statement of Financial Condition in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at December 31, 2013. Significant estimates include the anticipated recovery of a deferred tax asset. Actual results could differ materially from such estimates included in the Statement of Financial Condition.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments not held for resale with original maturities of three months or less. The Company has all cash on deposit with major money center banks. Cash and cash equivalents are carried at cost, which approximates fair value.

Cash Deposited with Clearing Organizations, Cash and Securities Segregated Under Federal and Other Regulations

The Company is required by its primary regulators, including the SEC and CFTC, to segregate cash and qualified securities to satisfy rules regarding the protection of customer assets.

Securities and Commodities Transactions

Securities transactions are recorded on the trade date. Securities owned are recorded at fair value in accordance with the Accounting Standards Codification (“ASC”) 820-10 “Fair Value Measurements.” Customers’ securities transactions are reported on the settlement date. Customers’ commodity transactions are reported on the trade date.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
Repurchase Agreements

Securities sold under agreements to repurchase (“repo”) are treated as collateralized financing transactions and are carried at their contracted price amounts plus accrued interest. The Company monitors the fair value of repo collateral on a daily basis with additional collateral obtained or returned, as necessary.

Securities Borrowing and Lending Activities

Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received, respectively. Securities borrowed transactions require the Company to deposit cash or similar collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash in an amount generally in excess of the fair value of securities loaned. The Company monitors the fair value of securities borrowed or securities loaned on a daily basis with additional collateral obtained or returned, as necessary. Interest receivable or payable on such transactions is accrued and included in the Statement of Financial Condition in Other assets or Accrued expenses and other liabilities, respectively.

Short-Term Borrowings

The company obtains short-term financing on an overnight basis and term basis under 1 year by borrowing from an affiliate using an unsecured loan facility. The principal and accrued interest associated with these borrowings is recorded in the Statement of Financial Condition.

Exchange Memberships

Exchange memberships that are required by the Company to conduct its clearance and execution activities are recorded at cost, less any adjustments for permanent impairments and are included in Other Assets in the Statement of Financial Condition.

Securities Received as Collateral and Obligation to Return Securities Received as Collateral

The Company additionally receives securities as collateral in connection with certain securities for securities transactions in which the Company is the lender. In instances where the Company is permitted to sell or repledge these securities, the Company reports the fair value of the collateral received and the related obligation to return the collateral in the Statement of Financial Condition.

Foreign Currencies

The Company’s functional base currency is U.S. dollar. At December 31, 2013, the Company has assets and liabilities balances denominated in foreign currencies which are translated at closing exchange rates at December 31, 2013.

Securities Received from Customers and Affiliates

Securities received from customers and affiliates in lieu of cash margin are not reflected in the Statement of Financial Condition as the Company does not own such securities and they may only be sold or hypothecated to the extent the Company requires the equivalent funds to meet regulatory or counterparty requirements.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
Receivables and Payables with Customers

Customer receivables and payables represent amounts due from/to customers, primarily related to margin balances, unsettled commodities activity and cash deposits, and are reported net by customer. The Company does not include in the Statement of Financial Condition the securities owned by customers or the securities sold short by customers.

Receivables and Payables with Brokers, Dealers and Clearing Organizations

Receivables and payables with brokers, dealers and clearing organizations represent amounts due from/to brokers, dealers, exchanges, clearing organizations, clearing brokers and non-customers are reported net by counterparty when the right of offset exists.

Property, Equipment and Leasehold Improvements

Property and equipment are depreciated on a straight-line basis over their estimated useful lives ranging from 3 to 10 years. Acquired software costs are amortized based on straight-line amortization over the estimated economic life, generally 3 to 5 years. Leasehold improvements are amortized over the shorter of the economic useful life of the asset or the remaining term of the lease. Property, equipment and leasehold equipment are recorded in Other assets in the Statement of Financial Condition.

Income Taxes

The Company’s results of operations are included in the consolidated federal and certain state tax returns of Paribas North America, Inc. (“PNA”), a U.S. holding company whose ultimate parent is BNPP. The Company computes its tax liability as if it was filing a tax return on a modified separate company basis and settles such liability with PNA pursuant to a tax sharing policy. To the extent the Company generates tax benefits from losses, it will be reimbursed by PNA pursuant to a tax sharing policy at the time when the Company would be able to utilize these losses on a stand-alone basis. (See note 8)

The Company records an income tax provision equal to the total current and deferred tax provision / benefit which would have been calculated if the Company had filed on a stand-alone basis. The method is systematic, rational and consistent with the broad provisions of ASC 740 “Income Taxes.”

Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting and the tax basis of the Company’s assets and liabilities. Valuation allowances are established, if necessary, to reduce deferred tax assets to the amount that more likely than not will be realized. The Company’s tax assets and liabilities are presented as a component of Other assets or Accrued expenses and other liabilities in the Statement of Financial Condition.

Uncertain tax positions are evaluated using a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns.

Accrued interest and penalties are included in Accrued expenses and other liabilities in the Statement of Financial Condition.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
Fair Value Measurement – Definition and Hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company utilizes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

ASC 820 “Fair Value Measurements” established a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company.

Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that the company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments.

Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Company uses market quotes for pricing its securities owned and securities segregated under federal and other regulations.

Recent Accounting Developments

In January 2013, the FASB issued ASU No. 2013-01 Balance Sheet (Topic 210) Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies that ordinary trade receivables and receivables are not in the scope of ASU 2011-11. It further clarifies that the scope of ASU 2011-11 applies to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. These disclosure requirements became effective for the Company beginning on January 1, 2013. The adoption of ASU No. 2013-01 did not have a material impact on the Company’s Statement of Financial Condition.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
3.	Securities Owned- At Fair Value

Securities owned at December 31, 2013, consist of:

Securities Owned
U.S. Government securities	$524,956
Other securities	3,751

$528,707

U.S. Government securities are pledged to commodity exchanges for margin.

4.	Receivable from and Payable to Brokers, Dealers and Clearing Organizations

Amounts receivable from and payable to brokers, dealers and clearing organizations at December 31, 2013, consist of:

	Receivable	Payable
Receivable/Payable from/to non-customers	$28,364,386	$569,829
Receivable/Payable from/to exchange & clearing organizations	1,517,199	22,686
Receivable/Payable from/to brokers & dealers	101,542	70,007
Receivable from clearing brokers	65,895	—

	$30,049,022	$662,522

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
5.	Liabilities Subordinated to the Claims of General Creditors

The Company has subordinated loan agreements outstanding totaling $3,166,000 at December 31, 2013, which consist of:

Rollover Date	Affiliated Lender	Rate	Amount
June 30, 2018	BNPPNA	3M LIBOR + 170 Basis Points	1,600,000
January 31, 2018	BNPPNA	BNPP Internal Borrowing Rate	230,000
September 30, 2018	BNPPNA	3M LIBOR + 60 Basis Points	20,000
September 30, 2018	BNPPNA	3M LIBOR + 60 Basis Points	16,000

Maturity Date	Affiliated Lender	Rate	Amount
April 30, 2014	BNP Paribas Securities Corp.	3M LIBOR + 105 Basis Points	300,000
June 30, 2014	PNA	3M LIBOR + 108 Basis Points	1,000,000

			$3,166,000

All agreements covering the subordinated loans have been approved by FINRA and CME and are therefore available in computing net capital pursuant to the Uniform Net Capital Rule (“Rule 15c3-1”) under the Securities Exchange Act of 1934 and Regulation 1.17 under the Commodity Exchange Act (“the Act”). The loans allow for prepayment of all or any part of the obligation at the option of the Company and upon receipt of prior written approval of FINRA and CME. To the extent that the loans are required for the Company’s continued compliance with net capital requirements, it may not be repaid.

The subordinated loan agreements have both maturity dates and automatic extensions. FINRA requires more than six months advance notification of intent to not extend the maturity of a subordinated loan agreement. The Company has made no such notification.

6.	Deferred Compensation

BNPP sponsors numerous deferred compensation plans. Employees of the Company with annual discretionary bonus awards in excess of a certain fixed amount as defined by BNPP will receive a portion of such excess amount in units according to the specific award provisions of each plan.

In 2009, BNPP established Deferred Compensation Scheme 2010 (“DCS 2010”) and Key Contributors Incentive Plan 2010 (“KCIP 2010”). Under the terms of the plans sponsored by BNPP, employees of the Company with annual discretionary bonus awards in excess of a certain fixed amount as defined by BNPP, will receive a portion of such excess amount in units, which vests over a three year period. Units awarded will be based on the average closing price of BNPP shares over a specified period with the final unit price subject to certain performance conditions on an annual basis. The grant date for both plans was March 25, 2010. The vesting and payment periods for DCS 2010 are June 2011 (25%), June 2012 (35%) and June 2013 (40%) on the basis of the respective year’s final unit price.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
The vesting and payment periods for KCIP 2010 are June 2011, June 2012 and June 2013 for 1/3 of KCIP 2010 units on the basis of their respective year’s final unit price.

The benefits under these plans are fully vested.

In 2010, BNPP established four new plans: (a) DCS 2011 Plus Plan; (b) DCS 2011 Plan; (c) Key Contributor Deferred Plan CIB (“KCDP”); and (d) Group KCDP 2011 Plan. All four plans are liability awards with grant dates in February 2011. Units are awarded based on the average closing price of BNPP shares over a specified period. The vesting of DCS 2011 Plus Plan is subject to fulfillment of specified performance conditions. The remaining three plans vest based on the fulfillment of service conditions. The vesting and payment periods for DCS 2011 Plus Plan and DCS 2011 Plan are March of 2012, 2013 and 2014 for cash deferred portions and September of 2012, 2013 and 2014 for cash-indexed deferred portions. The vesting and payment periods for KCDP 2011 Plan and Group KCDP 2011 Plan are June of 2012, 2013 and 2014 for both cash deferred and cash-indexed deferred portions.

In 2011, BNPP established four new plans: (a) DCS 2012 Plus Plan; (b) DCS 2012 Plan; (c) KCDP 2012 Plan; and (d) Group KCDP 2012 Plan. All four plans are liability awards with grant dates in February 2012. Units are awarded based on the average closing price of BNPP shares over a specified period. The vesting of DCS 2012 Plus Plan is subject to fulfillment of specified performance conditions. The remaining three plans vest based on the fulfillment of service conditions. The vesting and payment periods for DCS 2012 Plan and DCS 2012 Plus Plan are March of 2013, 2014 and 2015 for cash deferred portions and September of 2013, 2014 and 2015 for cash-indexed deferred portions. The vesting and payment periods for KCDP 2012 Plan and the Group KCDP 2012 Plan are June of 2013, 2014 and 2015 for both cash deferred and cash-indexed deferred portions.

In 2012, BNPP established three new plans: (a) DCS 2013 Plan; (b) DCS Plus 2013; and (c) KCDP CIB 2013 Plan. All three plans are liability awards with grant dates in February 2013. Units are awarded based on the average closing price of BNPP shares over a specified period. The vesting of DCS Plus 2013 Plan is subject to fulfillment of specified performance conditions. The remaining two plans vest based on the fulfillment of service conditions.

The vesting and payment periods for DCS 2013 Plan and DCS Plus 2013 Plan are March of 2014 (1/3), 2015 (1/3) and 2016 (1/3) for cash deferred portions and September of 2014 (1/3), 2015 (1/3) and 2016 (1/3) for cash-indexed deferred. The vesting and payment periods for KCDP CIB 2013 Plan are June of 2014 (1/3), 2015 (1/3) and 2016 (1/3) for both cash deferred and cash-indexed deferred portions.

In addition, BNPP allows certain employees to defer up to 100% of their bonus through a voluntary deferred compensation plan. The assets of the Plan are owned by BNPP with an offsetting liability to the individual employees.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
7.	Employee Benefit Plans

Substantially all employees of BNPP and its affiliates in the United States of America, who meet certain age and tenure requirements, are covered under various benefit plans in which PBI participates. The plans include a funded noncontributory defined benefit plan- BNPP Pension Plan, supplemental executive retirement plans and a defined contribution 401(k) plan. The assets of the defined benefit plan are principally invested in fixed income and equity securities, held by a third-party trustee and managed by third party investment advisors.

On July 26, 2011, the BNPP Pension/401(k) Committee voted to freeze the defined benefit pension plan for individuals hired before December 31, 2000. Participants will no longer accrue benefits for service after December 31, 2011. Effective January 1, 2012 these participants were enrolled under a defined contribution 401(k) plan.

8.	Income Taxes

The Company is a member of a consolidated group for U.S. federal income tax purposes and a member of multiple combined group tax return filings for state and local income tax purposes. Federal and state income taxes as well as benefits for federal and state net operating losses (“NOL”) are allocated based on a formal tax sharing agreement between the Company and PNA. All current balances will be settled by Company with PNA.

The tax sharing agreement in place for the U.S. consolidated group outlines the arrangements amongst the members with respect to federal taxes and is consistent with the applicable federal tax consolidation rules governing the tax sharing agreement. It outlines the allocation amongst the members of the consolidated federal tax liabilities (where there is consolidated taxable income for an income year).

The difference between the Company’s federal statutory and effective tax rates is due to the amortization of goodwill, dividend factoring basis disallowance, non-deductible meals and entertainment, and state and local taxes. The amortization of goodwill reflected on the Company’s income taxes arises as the result of an election made under Internal Revenue Code Section 338(h)(10) upon acquisition.

The resulting tax payable or benefit receivable of the Company is periodically settled with PNA. At December 31, 2013, the Company’s current tax payable to PNA of $22,657 was included in Accrued expenses and other liabilities in the Statement of Financial Condition. The Company made tax payments of $266 to PNA during 2013.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
At December 31, 2013, the Company’s net deferred tax asset of $60,816 is comprised of $60,881 of deferred tax assets and $65 of deferred tax liabilities; however this net asset is offset by a full valuation allowance. The net deferred tax asset, before its valuation allowance, is due to differences between tax basis of assets and liabilities and their respective financial-reporting amounts (“temporary differences”) arising primarily from differences in the timing of the recognition of expenses for deferred compensation and cash bonuses, depreciation of property, equipment and leasehold improvements, transfer pricing, accrued interest payable to foreign affiliates, and net operating losses. The net deferred tax asset was included in Accrued expenses and other liabilities in the Statement of Financial Condition.

The Company has recorded a valuation allowance against the entire deferred tax asset, as management believes that it is more likely than not that the benefit related to the deferred tax asset will not be realized in the future. The cumulative tax loss generated by the Company, which represents the most material item within its net deferred tax asset, is the result of pre-tax book losses plus the impact of permanent differences such as the goodwill amortization and the dividend factoring basis disallowance mentioned above.

In order to reverse this item, the Company would need to generate taxable income which could then be offset by these losses, however this seems unlikely in the near future due to the expected longevity of the activities that are generating the negative permanent differences. It is expected that the Company will be liable for NYS and NYC tax on a minimum tax basis.

As of December 31, 2013, the Company has recorded accrued interest relating to unrecognized tax benefits of $901 in the Statement of Financial Condition. This reserve for tax audit risk on uncertain tax benefit was previously recorded on Commodity Futures, Inc. (“CFI”) and transferred to the Company through the 2011 merger transaction.

The Company has recorded a Federal NOL carryforward of $146,720, a NYS post-apportioned NOL carryforward of $29,466 and a NYC post-apportioned NOL carryforward of $29,101 as of December 31, 2013, on a stand-alone basis, which may be utilized through 2033. Members of the U.S. consolidated group that generate a current NOL contribute such loss against the U.S. consolidated group’s income tax liability to the extent members of the U.S. consolidated group contributed taxable income. The loss member will be due an amount equal to the loss that has been utilized to offset taxable income in accordance with the terms of the tax sharing agreement. For the year ended December 31, 2013, all of the Company’s NOL generated in the current year will offset taxable income generated by the U.S. consolidated group as the U.S. consolidated group is in an overall taxable income position.

The Company’s settlement of its deferred tax assets related to NOL carryforwards is based on the utilization of the tax losses by PNA and other group members and when the Company generates taxable profits. The settlement of the tax accounts between the Company and PNA are in line with the terms of the tax sharing agreement.

As of December 31, 2013, PBI’s open tax years potentially subject to examination by the Internal Revenue Service (“IRS”), with respect to historical CFI tax returns are 2007, 2008, 2009 and 2010. For NYS and NYC, the open tax years are 2007 through 2010.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
On a stand-alone basis, the Company or PBI, prior to its merger with CFI, has open tax years subject to examination by the IRS, NYS and NYC for the short period October 1, 2008 – December 31, 2008, 2009 and 2010. The newly merged Company is subject to potential examination in all jurisdictions in 2011, 2012, and 2013.

As of a result of the examinations, the entire amount of the unrecognized tax benefits (including interest) could be impacted within the next twelve months. However, as of December 31, 2013, Management has evaluated the Company’s tax positions and determined that the only uncertain tax position required to be recognized by Company relates to the methodology applied to the investment income and expense allocations reported on the NYS and NYC tax returns.

9.	Transactions with Related Parties

The Company engages in various transactions with BNPP and its affiliates. These transactions include financing agreements and operational support.

At December 31, 2013, assets and liabilities with related parties consist of:

Assets
Cash and cash equivalents	$5,686
Cash deposited with clearing organizations or securities segregated under federal and other regulations	2,189
Receivable from brokers, dealers, and clearing organizations	28,608,991
Securities borrowed	4,551,958
Other assets	14,066

Total Assets	$33,182,890

Liabilities
Securities loaned	$12,267,474
Payable to customers	738,555
Payable to brokers, dealers, and clearing organizations	541,659
Short-term borrowings	335,807
Accrued expenses and other liabilities	50,146

Total Liabilities	$13,933,641

Liabilities subordinated to the claims of general creditors	$3,166,000
At December 31, 2013, the Company has an unsecured line of credit with BNPP. Borrowings under this line of credit bear a rate of LIBOR, plus a nominal interest rate. The maximum borrowing under these arrangements is $4,550,000. At the discretion of the lender, the borrowings can be increased up to $12,000,000. The total amount borrowed at December 31, 2013 was $270,807 and is included in Short-term borrowings.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
At December 31, 2013, the Company has a revolving loan facility of $100,000 with BNPP Capital Corporation Inc. The total amount drawn at December 31, 2013 was $65,000 and is included in Short-term borrowings.

Included in Other assets in the Statement of Financial Condition at December 31, 2013 are intercompany allocated charges receivable of $1,086, transfer pricing receivables of $5,677, and interest receivable of $7,303.

Transfer pricing receivables are due from BNP Paribas Prime Brokerage International, LTD (“PBL”) and BNP Paribas New York Branch (“NYB”) and are accounted for in accordance with the BNPP transfer pricing agreement. PNA guarantees PBI for any losses related to transfer pricing agreement with PBL.

Accrued expenses and other liabilities at December 31, 2013 include transfer pricing payables of $4,127 and interest payable of $4,995.

The Company has entered into an Agency & Common Paymaster agreement with PNA, whereby PNA is the paying agent for the Company’s operating expenses, and the Company will reimburse PNA for such expenses paid. The company had a payable of $40,939 to PNA and other affiliates for cost and revenue sharing agreements and other general expenses. The Company settles these charges with BNPP and its affiliates on a periodic basis.

The Company settles transfer pricing fees, clearing related fees and revenue and cost sharing fees with affiliates on a periodic basis.

The Company recorded an off-balance sheet commitment of $80,040 with PBL related to a capital protection product. The associated fees related to this product have also been disclosed as part of Accrued expenses and other liabilities. (See note 10)

10.	Pledged Assets, Commitments and Contingencies

At December 31, 2013, the Company had securities with a fair value of approximately $88,101,882, of which $56,834,626 have been either pledged or otherwise transferred to others in connection with the Company’s financing activities or to satisfy commitments under customer short sales.

The Company is required to maintain deposits with various clearing organizations and exchanges. At December 31, 2013, the Company has cash deposits of $367,898 and securities of $524,956 to satisfy such requirements. The Company has pledged $2,973,772 of securities as collateral under tri-party agreements, which cannot be resold or pledged by the counterparty or by the agent holding the security.

The Company has two outstanding letters of credit issued by separate third-party banks used to meet margin requirements at a clearing organization. The Company is contingently liable for these letters of credit which are used in lieu of depositing cash or securities. The Company has letters of credit totaling $210,000 of which $210,000 is posted at a clearing organization at December 31, 2013 to satisfy various collateral requirements, of which none was drawn down.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
Certain customers have credit facility agreements for collateralized borrowings with the Company in accordance with internal margin guidelines. As of December 31, 2013, the Company had commitments of $7,760,210 related to credit facilities of which $1,357,786 were not drawn.

The Company has entered into Capital Protection Agreements (“CPAs”) with Investment companies. The Company has recorded the CPA as a derivative as it meets the definition of a derivative under ASC 815-10-25, which requires that all derivative instruments to be recognized in the Statement of Financial Condition as either assets or liabilities depending on the rights or obligations under the contracts. As of December 31, 2013, the fair value of the CPA was zero and, therefore, not shown in the Statement of Financial Condition as an asset or a liability.

The protected amount of the CPAs is $80,040 and the maximum limit as defined in the CPAs is $2,500,000. However, the Company has entered into an agreement with PBL to record a simultaneous offsetting transaction for the CPAs, for $80,040 which offsets the Company’s exposure related to these transactions.

In addition, the Company has entered into an irrevocable guaranty agreement with BNPP, whereas, BNPP guarantees any and all obligations of the Company to pay any settlement related to the CPAs.

The Company is a member of several exchanges and clearinghouses. Under the membership agreements, members are generally required to guarantee the performance of other members. Additionally, if a member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet shortfalls. To mitigate these performance risks, the exchanges and clearinghouses often require members to post collateral as well as meet certain minimum financial standards. The Company’s maximum potential liability under these arrangements cannot be quantified. However, the potential for the Company to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is recorded in the Statement of Financial Condition for these arrangements.

The Company, in the normal course of business, has been named as defendant in various legal proceedings. In view of the inherent difficulty of predicting the outcome of legal matters, particularly where the claimants seek very large indeterminate damages or where the cases present novel legal theories or involve a large number of parties, the Company cannot state with confidence what the eventual outcome of the pending matters will be. Based upon its current knowledge after consultation with counsel, the outcome of legal actions, proceedings and investigations currently pending against the Company should not have a material adverse effect on the Company’s Statement of Financial Condition.

11.	Net Capital Requirements

As a registered broker-dealer, the Company is subject to the Uniform Net Capital Rule under the Securities Exchange Act of 1934. The Company has elected to compute its net capital using the alternative method, which requires the maintenance of minimum net capital equal to the greater of $1,500 or 2% of aggregate debit balances arising from customer transactions, as defined. As a registered futures commission merchant, the Company is subject to the Minimum Financial Requirements Rule pursuant to Regulation 1.17 under the Commodity Exchange Act, which requires the maintenance of minimum net capital, as defined, equal to the greater of 8% of the total customer risk margin requirements plus 8% of the total non-customer risk margin

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
requirements required to be segregated pursuant to the Commodity Exchange Act. At December 31, 2013, the Company had net capital of $3,130,842, which was $2,909,148 in excess of its required net capital.

12.	Cash Deposited and Securities Segregated under Federal and Other Regulations

As a registered broker-dealer, the Company is subject to the Customer Protection Rule (“Rule 15c3-3”) under the Securities Exchange Act of 1934. Rule 15c3-3 requires the deposit of cash, cash equivalents and/or qualified securities, as defined, in a special reserve account for the exclusive benefit of customers.

As of December 31, 2013, the Company made a computation related to Rule 15c3-3 and was not required to maintain a balance in this account. At December 31, 2013, the Company had segregated cash of $100,609. No additional cash movements were made into this account.

As of December 31, 2013, the Company made a computation related to the reserve requirement for Proprietary Accounts of Introducing Brokers (“PAIB”) and was not required to maintain a balance in this account. The Company had segregated cash of $18,515 at December 31, 2013. No additional cash movements were made into this account.

The Company is subject to Section 4d(2) and Regulation 30.7 under the Commodity Exchange Act, which requires an FCM to segregate or secure money, securities, funds and property related to customers’ regulated commodity futures accounts in a special bank account for the exclusive benefit of customers.

As of December 31, 2013, the Company made a segregation computation related to Section 4d(2) and was required to maintain a balance of $2,019,919 in this account.

The total amount segregated was $2,268,105, which consisted of segregated cash of $276,860, deposits at clearing organizations of $859,187 and funds and property related to customers’ regulated commodity balances with a fair value of $1,132,058 have been segregated under the Commodity Exchange Act and represent funds deposited by customers and funds accruing to customers as a result of trades or contracts.

As of December 31, 2013, the Company made a secured computation related to Regulation 30.7 and was required to maintain a balance of $1,598 in this account.

The total amount segregated was $18,953, which consisted of secured cash of $4,270, deposits at clearing organizations of $11,036 and funds and property related to customers’ regulated commodity balances with a fair value of $3,647. Both amounts have been segregated under the Commodity Exchange Act and represent funds deposited by customers and funds accruing to customers as a result of trades or contracts.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
As of December 31, 2013, the Company made a customer cleared swaps computation under the CEA and was not required to maintain a balance. The total amount segregated was $5,100 which consisted of cash.

13.	Credit Risk and Financial Instruments with Off -Balance Sheet Risk

In the normal course of business, the Company settles securities and commodity activities with customers, brokers and dealers, commodity exchanges and affiliates. These securities transactions are on a cash or margin basis.

The Company is exposed to risk of loss on these transactions in the event the counterparty or affiliate fails to satisfy its obligations in which case the Company may be required to purchase or sell financial instruments at prevailing market prices.

The Company engages in various securities and commodity activities with a diverse group of domestic and foreign counterparties and affiliates. The Company’s exposure to credit risk associated with the nonperformance of these counterparties in fulfilling their contractual obligations pursuant to these activities can be directly impacted by volatile trading markets which may impair the ability of the counterparties to satisfy their obligations to the Company.

In margin transactions, the Company extends credit to its customers and non-customers, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customers’ accounts. In connection with these activities, the Company executes and clears customer and non-customer transactions involving the sale of securities not yet purchased, substantially all of which are transacted on a margin basis subject to individual exchange regulations. Such transactions may expose the Company to significant off-balance sheet risk in the event margin requirements are not sufficient to fully cover losses that customers may incur. In the event the customer fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at the prevailing market prices to fulfill the customer’s obligations.

The Company seeks to control the risks associated with its customer and non-customer activities by requiring counterparties to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and pursuant to such guidelines, require the counterparties to deposit additional collateral or to reduce positions when necessary.

14.	Fair Value Disclosures

Due to the nature of its operations, substantially all of the Company’s assets are comprised of cash and securities deposited with clearing organizations or segregated under federal and other regulations, securities borrowed, receivables from customers, brokers, dealers, and clearing organizations, securities owned and securities received as collateral. Cash and securities deposited with clearing organizations or segregated under federal regulations and securities owned are carried at fair value and are classified as Level 2 under the fair value hierarchy.

Securities received as collateral, which consists of equity securities, are carried at fair value and are classified as Level 1 under the fair value hierarchy.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2013
(in thousands)
Similarly, the Company’s liabilities are substantially of comprised of securities loaned, payables to customers, brokers, dealers, and clearing organizations, securities sold, not yet purchased and obligation to return securities received as collateral, which consists of equity securities, are carried at fair value and are classified as Level 1 under the fair value hierarchy.

All remaining assets are short-term in nature and the carrying amounts are a reasonable estimate of fair value. All remaining liabilities are short-term in nature, excluding subordinated loans, and the carrying amounts are a reasonable estimate of fair value. Due to the variable rate of interest charged on its subordinated loans the carrying value approximates the estimated fair value.
Assets Measured at Fair Value on a Recurring Basis as of Deceber 31, 2013

	Level 1	Level 2	Level 3	Total
Cash deposited with clearing organizations or securities segregated under federal and other regulations
U.S. Government securities	$864,926	$—	$—	$864,926
Securities owned — at fair value
U.S. Government securities	524,956	—	—	524,956
Other securities	3,751	—	—	3,751
Securities received as collateral	1,491,715	—	—	1,491,715

	$2,885,348	$—	$—	$2,885,348

Liabilities Measured at Fair Value on a Recurring Basis as of December 31, 2013

	Level 1	Level 2	Level 3	Total
Obligation to return securities received as collateral	$1,491,715	$—	$—	$1,491,715

	$1,491,715	$—	$—	$1,491,715

During 2013, transfers between level 1 and level 2 were made based on our re-assessment of liquidity and observability of market inputs used in the financial instruments valuation.

15.	Subsequent Events

The Company evaluates subsequent events through the date on which the Statement of Financial Condition is issued. The Company did not note any subsequent events requiring disclosure or adjustment to the Statement of Financial Condition.
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